EXHIBIT (k)(1)

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AGREEMENT made as of                     , by and between The Thirty-Eight Hundred Fund, LLC (the “Fund”), and The Bank of New York, a New York banking organization (“BNY”).

W I T N E S S E T H :

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain BNY to provide the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Appointment.

The Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2. Representations and Warranties.

The Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and

(d) To the extent the performance of any services described in Schedule II attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus.

3. Delivery of Documents.

(a) The Fund will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i) The Fund’s Certificate of Formation or other organizational document and all amendments thereto (the “Charter”);

(ii) The Fund’s Limited Liability Company Agreement as amended and restated (the “Limited Liability Company Agreement”);

(iii) Resolutions of the Fund’s board of directors or other governing body (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv) The Fund’s registration statement on Form N-2 as filed under the 1940 Act and as most recently filed with the Securities and Exchange Commission (the “SEC”) (the “Registration Statement”);

(v) The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

(vi) The Fund’s Prospectus [and Statement of Additional Information] (the “Prospectus”).

(b) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY. Each copy of the Limited Liability Company Agreement, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the Fund.

(c) It shall be the sole responsibility of the Fund to deliver to BNY its currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNY.

4. Duties and Obligations of BNY.

(a) Subject to the oversight and direction of the Board, or its agents, and the provisions of this Agreement, BNY shall provide to the Fund (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on Schedule II attached hereto. In connection therewith, BNY shall provide the Fund a copy of its Chief Compliance Officer Reference guide with all relevant attachments, updating the same upon material changes being made.

(b) In performing hereunder, BNY shall provide, at its expense, office space, furnishings, facilities, equipment and personnel required by it to perform the services described herein on the terms and for the compensation herein provided.

(c) BNY shall, as promptly as practicable under the circumstances, send to the Fund such reports on its own system of internal accounting control as the Fund may reasonably request from time to time.

(d) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of shares of the Fund, maintenance of any Fund’s financial records or other services normally performed by the Fund’s counsel or independent auditors.

(e) Upon receipt of the Fund’s prior written consent (which shall not be unreasonably withheld), BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc. BNY shall not be liable to the Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder that is not a subsidiary of The Bank of New York Company, Inc. so long as BNY acts in good faith and without negligence or wilful misconduct in the selection of such delegee or agent.

(f) The Fund shall use its best efforts to cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY, is necessary in order to enable it to perform its duties hereunder. BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons, provided that BNY acts in good faith. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY as provided herein and shall be held harmless by the Fund when acting in reliance upon such information, documents or advice relating to the Fund, provided that such loss, damage or expense does not otherwise result from or arise out of BNY’s breach of this Agreement. All fees or costs charged by such persons shall be borne by the Fund. In the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information, provided that BNY acts in good faith.

(g) Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(h) The Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Fund shall also furnish BNY with bid, offer, or market values of Securities if BNY notifies the Fund that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.

(i) BNY may apply to an officer or duly authorized agent of the Fund for written instructions with respect to any matter arising in connection with BNY’s performance hereunder for the Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.

(j) BNY may consult with counsel to the Fund or its own counsel, at the Fund’s expense, and may rely in good faith on the advice or opinion of such counsel.

(k) Notwithstanding any other provision contained in this Agreement or Schedule I or II attached hereto, BNY shall have no duty or obligation to with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund, (ii) the taxable nature or effect on the Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(l) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

(m) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely in good faith on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation believed by it in good faith to be furnished to it by the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the Fund’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of the Fund. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in good faith and in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described in this paragraph (l) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(n) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(o) BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, flood or catastrophe, acts of God, failures of transportation, or interruptions, loss, or malfunctions of utilities. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of the Fund or its agents to supply BNY any instructions, explanations, information, specifications or documentation deemed necessary in good faith by BNY in the performance of its duties under this Agreement.

(p) BNY shall, directly or through third parties, maintain and preserve for the periods prescribed, such records relating to the services to be performed by BNY under this Agreement as are required pursuant to the 1940 Act and the Securities Exchange Act of 1934, as amended. All such records shall at all times remain the respective properties of the Fund, shall be readily accessible during normal business hours to the Fund, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. Records shall be surrendered in usable machine readable format.

(q) BNY shall, as promptly as practicable provide the Fund with the most current Statement of Auditing Standards No. 70 Report.

5. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Fund and/or the Adviser, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to the Fund’s shareholders, all expenses incidental to holding meetings of the Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.

6. Compliance Services.

(a) If Schedule I contains a requirement for BNY to provide the Fund with compliance services, such services shall be provided pursuant to the terms of this Section 6 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between BNY and the Fund, and the results of BNY’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. BNY shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(b) The Fund will examine each Compliance Summary Report delivered to it by BNY and notify BNY of any error, omission or discrepancy within ten (10) days of its receipt. The Fund agrees to notify BNY promptly if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies BNY of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY of such condition within one business day after discovery thereof.

(c) While BNY will endeavor to identify out-of-compliance conditions, BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Compliance Services, the Fund’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance by BNY of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

7. Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by the Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY’s own bad faith, negligence or willful misconduct. BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY’s control, unless such loss, damage or expense arises out of bad faith, negligence or willful misconduct of BNY.

(b) The Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Fund’s Registration Statement or Prospectus, (iii) any instructions of an officer of the Fund, or (iv) any opinion of legal counsel for the Fund or BNY, or arising out of transactions or other activities of the Fund which occurred prior to the commencement of this Agreement; provided, that the Fund shall not indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 7(a) hereof. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Fund shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following, other than those for which BNY is otherwise liable under preceding 7(a) hereof:

(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above or by or on behalf of the Fund for which BNY believes in good faith to be genuine and accurate;

(ii) Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions of the Fund for which BNY believes in good faith to be genuine and accurate;

(iii) Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for the Fund or its own counsel provided that the actions taken or omitted to be taken by BNY are taken in good faith;

(iv) Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement;

(v) The method of valuation of the securities and the method of computing the Fund’s net asset value; or

(vi) Any valuations of securities or net asset value provided by the Fund.

(c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed in good faith by BNY to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for the Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(d) Notwithstanding any other provision contained in this Agreement, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (a) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund; (b) the taxable nature or effect on the Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (c) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to its shareholders; or (d) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

8. Confidentiality.

BNY agrees that, except as otherwise required by law or as necessary in accordance with this Agreement, it will keep confidential all records and information in its possession relating to the Fund or its shareholders and will not disclose the same to any person except at the request or with the written consent of the Fund.

9. Printed Matter Concerning the Fund or BNY.

Neither the Fund nor BNY shall, with respect to this Agreement, publish and circulate any printed matter which contains any reference to the other party without its prior written approval, excepting such printed matter as refers in accurate terms to BNY’s appointment under this Agreement and except as required by applicable law.

10. Compensation.

For the services provided hereunder, the Fund agrees to pay BNY such compensation as is set forth in Schedule III mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. BNY shall bear the cost of heat, light, power and other utilities provided to the Fund and the cost of out-of-pocket expenses incurred in the ordinary course of providing services under this Agreement such as telephone, fax, system usage, internal controls assurance (such as a Statement of Auditing Standards (SAS) No. 70 Report), envelopes, postage and special delivery mail. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Fund authorizes BNY to debit the Fund’s custody account for all amounts due and payable hereunder. BNY shall deliver to the Fund invoices for services rendered after debiting the Fund’s custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, the Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.

11. Term of Agreement.

(a) This Agreement shall continue until terminated by either BNY giving to the Fund, or the Fund giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the Fund shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.

(b) Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to the Fund if the Fund shall terminate its custody agreement with BNY, or fail to perform its obligations hereunder in a material respect.

(c) Notwithstanding the foregoing, the Fund may terminate this Agreement immediately upon a material breach of this Agreement by BNY.

12. Authorized Persons.

Attached hereto as Exhibit A is a list of persons duly authorized by the Board to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of the Fund. From time to time the Fund may deliver a new Exhibit A to add or delete any person and BNY shall be entitled to rely on the last Exhibit A actually received by BNY.

13. Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby, and authorized or approved by the Board.

14. Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of BNY, or by BNY without the written consent of the Fund accompanied by the authorization or approval of the Board.

15. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

16. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17. No Waiver.

Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

18. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Fund, at

if to BNY, at

The Bank of New York

One Wall Street

New York, New York 10286

Attention:

Title:

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

19. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

THE THIRTY-EIGHT HUNDRED FUND, LLC

By:
Title:

THE BANK OF NEW YORK

By:
Title:

EXHIBIT A

I,                                 , of The Thirty-Eight Hundred Fund, LLC, a Delaware limited liability company (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of Directors of the Fund to each such position and qualified therefor in conformity with the Fund’s Certificate of Formation and Limited Liability Company Agreement, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Fund to BNY.

Name	Position	Signature

SCHEDULE I

ADMINISTRATIVE SERVICES

1. Prepare minutes of Board of Director meetings and assist the Secretary of the Fund in preparation for Board meetings. Such minutes, meeting agendas and other material prepared in preparation for each Board meeting are subject to the review and approval of Fund counsel.

2. Perform for the Fund, the compliance tests as mutually agreed and which shall be specific to the Fund. The Compliance Summary Reports listing the results of such tests are subject to review and approval by the Fund.

3. Participate in the periodic updating of the Fund’s Registration Statement and Prospectus and, subject to approval by the Fund’s Treasurer and legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Fund’s shareholders, including annual and semi-annual reports to shareholders, Form N-SAR, Form N-CSR, Form N-Q, Form N-PX and notices pursuant to Rule 24(f)-2, if any. Facilitate the filing of any proxy statements or information statements prepared by Fund counsel.

4. Prepare workpapers supporting the preparation of federal, state and local income tax returns for the Fund for review and approval by the Fund’s independent auditors; perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other); and prepare Form 1099s with respect to the Fund’s directors or trustees and file such forms upon the approval of the Fund’s Treasurer.

5. Prepare and, subject to approval of the Fund’s Treasurer, disseminate to such Fund’s Board quarterly unaudited financial statements and schedules of such Fund’s investments and make presentations to the Board, as appropriate.

6. Subject to approval of the Board, assist the Fund in filing its fidelity bond and monitoring the adequacy of coverage.

7. Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

8. Attend shareholder and Board meetings as requested from time to time.

9. Subject to review and approval by the Fund Treasurer, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for the Fund.

SCHEDULE II

VALUATION AND COMPUTATION SERVICES

I. BNY shall maintain the following records on a daily basis for the Fund.

1.	Report of priced portfolio securities

2.	Statement of net asset value per share

II. BNY shall maintain, provide, or otherwise make available the following records on a daily basis for the Fund:

1.	General Ledger

2.	General Journal

3.	Cash Receipts Journal

4.	Cash Disbursements Journal

5.	Subscriptions Journal

6.	Redemptions Journal

7.	Accounts Receivable Reports

8.	Accounts Payable Reports

9.	Open Subscriptions/Redemption Reports

10.	Transaction (Securities) Journal

11.	Broker Net Trades Reports

12.	Holdings Reports, including trade date, cost and current valuation of each lot

13.	Interest income journal

The above reports will be maintained in conformity with GAAP, Regulation S-X and the Internal Revenue Code of 1986, as amended; the Fund will instruct BNY as to the appropriate election when these may conflict.

III. The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Fund’s Auditors.

IV. For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for the Fund:

1.	Securities bought

2.	Securities sold

3.	Interest and Principal received

4.	Dividends received

5.	Capital stock sold

6.	Capital stock redeemed

7.	Other income and expenses

SCHEDULE III

COMPENSATION